UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)  February 14, 2006

TORA TECHNOLOGIES INC.
(Exact name of registrant as specified in its chapter)

Nevada	000-51225	43-2041643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
205 - 1990 East Kent Avenue, Vancouver, British Columbia		V5P 4X5
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 604-306-2525

503 - 989 Richards Street, Vancouver, British Columbia, V6B 6R6
(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN REPORT

Item 8. Other Events.

Tora is currently negotiating with Manhattan Assets Corp. for the acquisition of all of the outstanding shares of Makeup Incorporated, a private Nevada company engaged in the e-commerce of makeup products. Terms and conditions of any agreement reached will be reported once negotiations have concluded. To date, no agreement has been signed by the parties and there is no assurance that Tora will be able to reach an agreement to acquire Makeup Incorporated from Manhattan Assets Corp.

The share acquisition will subject to the following conditions:

1.	Tora will complete its due diligence on Makeup Incorporated and its assets.
2.	Makeup Incorporated will complete its due diligence on Tora.
3.	Manhattan Assets Corp. and Makeup Incorporated will obtain all necessary consents for the transfer of beneficial ownership in the domain name .
4.	The parties will agree on a purchase price for the shares of Makeup Incorporated.
5.	Makeup Incorporated will be required to produce up to date audited financial statements.
6.	Tora will prepare and file all required documents and information with the applicable regulatory authorities to give effect to the share acquisition.

The parties are currently conducting due diligence on the other party. At this time, no closing date has been set as the parties continue to negotiate the closing terms.

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Also, on January 31, 2006, the Board of Directors of Tora declared a stock dividend on its outstanding shares of common stock. For every share that a shareholder owns on February 14, 2006, that shareholder will receive an additional six and one half (6.5) shares on February 16, 2006. The effective date will be February 17, 2006. All trades up until and including February 16, 2006, the payment date, carry the right to receive the stock dividend. On February 17, 2006, the stock dividend will be ex-dividend and the Tora’s trading price will be adjusted accordingly. The stock dividend will result in an increase of the Tora’s issued and outstanding share capital from 5,977,500 shares of common stock to 44,831,250 shares of common stock. Tora shares of common stock are quoted on the OTCBB under the symbol “TORA”.

This report may contain, in addition, to historical information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein, including, but not limited to, risks and uncertainties related to Tora’s due diligence investigations and with the negotiation of a definitive agreement with Manhattan Assets Corp. Readers are cautioned not to place undue reliance on the forward-looking statements made in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Tora Technologies Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

TORA TECHNOLOGIES INC.

Dated: February 14, 2006   By: /s/ Ralph Biggar
Ralph Biggar - CEO & President

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